C-COR Electronics, Inc.
Computation of Earnings Per Share
(in thousands except per share data)

                                                         Year Ended          Year Ended          Year Ended
                                                        June 30, 1995        June 24, 1994      June 25, 1993
Primary
Average Shares Outstanding                                   9,332               9,133               9,058
Net effect of dilutive stock
options-based on the
treasury stock method using
average market price                                           527                 221                 127
Total(1)                                                     9,859               9,354               9,185

Net income (loss)                                           $8,315              $4,032              $3,389

Net income (loss) per share(1)                               $0.84               $0.43               $0.37

Fully Diluted
Average Shares Outstanding                                   9,332               9,133               9,058
Net effect of dilutive stock
options-based on the
treasury stock method using
the year-end market price of
higher than average market
price                                                          568                 306                 140
Total(1)                                                     9,900               9,439               9,198

Net income (loss)                                           $8,315              $4,032              $3,389

Net income (loss) per share(1)                               $0.84               $0.43               $0.37

(1) Adjusted to reflect a two-for-one stock split effective December 5, 1994.

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